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                                                                   EXHIBIT 11.0

                               FLIR SYSTEMS, INC.

                     COMPUTATION OF NET EARNINGS PER SHARE
                      (In thousands except per share data)
                                  (Unaudited)





                                      Three Months Ended June 30,       Six Months Ended June 30,
                                      ---------------------------       -------------------------
                                           1996          1995               1996          1995
                                      ------------   ------------       ----------     ----------

Net Earnings ......................       $1,106        $1,124             $1,162       $1,540
                                          ======        ======             ======       ======
Weighted average number of
  common shares outstanding .......        5,325         5,230              5,312        5,224

Assumed exercise of stock options
  net of shares assumed reacquired
  under the treasury stock method..          278           283                247          308
                                          ------        ------             ------       ------
                                           5,503         5,513              5,559        5,532
                                          ======        ======             ======       ======
Earnings Per Share ................       $ 0.20        $ 0.20             $ 0.21       $ 0.28
                                          ======        ======             ======       ======